Free Writing Prospectus to Preliminary Pricing Supplement No 5,758

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 2, 2025; Filed pursuant to Rule 433

Morgan Stanley

3-Year XBI Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	SPDR® S&P® Biotech ETF (“XBI”)
Early redemption:	Determination date:	Early redemption payment:
	1st:	1/28/2026	At least $1,104.50
Downside threshold level:	65% of the initial share price
Pricing date:	January 24, 2025
Final determination date:	January 24, 2028
Maturity date:	January 27, 2028
CUSIP:	61777RXU2
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225000236/ms5758_424b2-00080.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the underlying shares	Payment (per security)
1st Determination Date	+20%	$1,104.50*
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $1,104.50 per security on the early redemption date.

*Assumes an early redemption payment of $1,104.50 per security

Hypothetical Payout at Maturity[1]

Assuming that the underlying shares close below the initial share price on the first annual determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in the Underlying Shares	Payment (per security)
+30%	$1,450
+20%	$1,300
+10%	$1,150
0%	$1,000
-10%	$1,000
-20%	$1,000
-30%	$1,000
-35%	$1,000
-36%	$640
-40%	$600
-70%	$300
-90%	$100

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Shares

For more information about the underlying shares, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $953.80 per security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Not equivalent to investing in the underlying shares.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Shares

●Investing in the securities exposes investors to risks associated with investments with a concentration in the biotechnology sector.

●Adjustments to the underlying shares or to the S&P® Biotechnology Select IndustryTM Index could adversely affect the value of the securities.

●The performance and market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the S&P® Biotechnology Select IndustryTM Index, the performance of the component securities of the S&P® Biotechnology Select IndustryTM Index or the net asset value per share of the Fund.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the Fund.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.